ITEM 77 E
LEGAL PROCEEDINGS
Since February 2004, Federated and
related entities (collectively, "Federated") have been named as defendants in several lawsuits that are now pending in the United States District
 Court for the Western
District of Pennsylvania. These lawsuits have been consolidated into a single action alleging excessive
advisory fees involving one of the
Federated-sponsored mutual funds ("Funds").
       Federated and its counsel have
 been defending this litigation. Additional lawsuits based upon similar allegations may be filed in the
 future. The potential impact of these
lawsuits, all of which seek
monetary damages, attorneys' fees and
expenses, and future potential similar
suits is uncertain. Although
we do not believe that these lawsuits
will have a material adverse effect on
the Funds, there can be no
assurance that these suits, ongoing
adverse publicity and/or other developments
 resulting from the
allegations in these matters will not
result in increased redemptions,
or reduced sales, of shares of the
Funds or other adverse consequences
for the Funds.


Current as of:  8/18/94